Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180526

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	41,400,000 (1)	$74.00	$3,063,600,000.00	$394,591.68 (2)

(1)	Includes 5,400,000 shares of our common stock issuable upon exercise of the underwriters’ option to purchase additional shares of our common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-180526).

Prospectus Supplement

(To Prospectus dated April 3, 2012)

36,000,000 Shares

Crown Castle International Corp.

Common Stock

We are offering 36,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “CCI”. On October 22, 2013, the last reported sale price of our common stock as reported on the New York Stock Exchange was $74.87 per share.

We intend to use the net proceeds of this offering, together with the net proceeds of the concurrent Mandatory Convertible Preferred Stock Offering described herein, cash on hand and net proceeds from borrowings or issuances of indebtedness, including additional borrowings under our revolving credit facility, to finance the consideration to be paid to AT&T Inc. and its affiliates in connection with the proposed AT&T Transaction described herein, and to pay related fees and expenses.

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 8,500,000 shares of our Mandatory Convertible Preferred Stock (as defined herein) (the “Mandatory Convertible Preferred Stock Offering”). The Mandatory Convertible Preferred Stock Offering is being made by means of a separate prospectus supplement and not by means of this prospectus supplement. The completion of this offering is not contingent on the completion of the Mandatory Convertible Preferred Stock Offering, and the Mandatory Convertible Preferred Stock Offering is not contingent on the completion of this offering. Neither this offering nor the Mandatory Convertible Preferred Stock Offering is contingent on the consummation of the AT&T Transaction or any additional debt financing. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Mandatory Convertible Preferred Stock Offering. See “Prospectus Supplement Summary—Recent Developments—Proposed AT&T Transaction” and “Use of Proceeds”.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Price to the public	$74.00	$2,664,000,000
Underwriting discounts and commissions	$1.961	$70,596,000
Proceeds to Crown Castle International Corp. (before expenses)	$72.039	$2,593,404,000

We have granted the underwriters the option to purchase up to an additional 5,400,000 shares of common stock from us at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement. See the section of this prospectus supplement entitled “Underwriting” beginning on page S-53 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our common stock to purchasers on or about October 28, 2013.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan	Barclays

Senior Co-Managers

SunTrust Robinson Humphrey	Credit Agricole CIB	RBC Capital Markets
RBS	TD Securities

Co-Managers

Mitsubishi UFJ Securities	Deutsche Bank Securities
PNC Capital Markets LLC	SMBC Nikko

Prospectus Supplement dated October 22, 2013

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, the terms “Crown Castle”, “we”, “our”, “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, and its subsidiaries on a consolidated basis.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, gives more general information about us and our debt securities and capital stock. Generally, when we refer to “this prospectus”, we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained, or incorporated by reference, in this prospectus supplement include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained, or incorporated by reference, in this prospectus supplement that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (“Securities Act”). These forward-looking statements, including those relating to (i) future business prospects, (ii) future revenues and income, wherever they occur in this prospectus supplement or documents incorporated by reference in this prospectus supplement, (iii) the AT&T Transaction, (iv) the use of net proceeds from this offering, the Mandatory Convertible Preferred Stock Offering and the Debt Financing (as defined below), (v) our intention to convert to a real estate investment trust (“REIT”), and the timing and impact thereof on our financial statements and our expected dividend policy, (vi) the potential advantages, benefits and impact of, and opportunities created by, converting to a REIT and (vii) our intention to pursue certain steps and corporate actions in connection with our potential REIT conversion, including our future inclusion of REIT-related ownership limitations and transfer restrictions related to our capital stock, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth or incorporated by reference in this prospectus supplement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include those factors described in the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by annual, quarterly and other reports and documents we file with the Securities and Exchange Commission (“SEC”) and that are incorporated by reference herein.

Words such as “estimate”, “anticipate”, “project”, “plan”, “intend”, “believe”, “expect”, “likely”, “predict” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus supplement and the other documents incorporated by reference herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the other documents incorporated by reference herein. Readers also should understand that it is not possible to predict or identify all such factors and that the risk factors as listed in our filings should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and may not contain all the information that may be important to you. Accordingly, you should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the financial data and related notes, before making an investment decision. You may obtain a copy of the documents incorporated by reference by following the instructions in the section entitled “Where You Can Find More Information” in this prospectus supplement. You should pay special attention to the “Risk Factors” sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein when determining whether an investment in our common stock is appropriate for you.

The Business

We own, operate and lease shared wireless infrastructure, including: (1) towers and other structures, such as rooftops (collectively, “towers”), and to a lesser extent, (2) distributed antenna systems (“DAS”), a type of small cell network (“small cells”), and (3) interests in land under third party towers in various forms (“third party land interests”). Unless the context otherwise suggests or requires, references herein to “wireless infrastructure” include towers, small cells and third party land interests. As of June 30, 2013, we owned, leased or managed approximately 31,600 towers, including approximately 29,900 towers in the United States, including Puerto Rico, and approximately 1,700 towers in Australia. As of June 30, 2013, we owned in fee or had perpetual or long-term easements in the land and other property interests, including rooftops (collectively, “land”), on which approximately one-third of the site rental gross margin is derived from our towers, and we leased, subleased, managed or licensed (collectively, “leased”) the land interests on which approximately two-thirds of the site rental gross margin is derived from our towers. Our customers include many of the world’s major wireless communication companies, including Sprint, T-Mobile, AT&T and Verizon Wireless, in the United States and Telstra, Optus and a joint venture between Vodafone and Hutchison in Australia.

Our core business is providing access, including space or capacity, to our towers, and to a lesser extent, to our small cells and third party land interests (collectively, “site rental business”) via long-term contracts in various forms, including license, sublease and lease agreements (collectively, “contracts”). Our wireless infrastructure can accommodate multiple customers for antennas and other equipment necessary for the transmission of signals for wireless communication devices. We seek to increase our site rental revenues by adding more tenants on our wireless infrastructure, which we expect to result in significant incremental cash flows due to our relatively fixed operating costs. Revenues derived from our site rental business represented approximately 87% of our 2012 consolidated revenues and approximately 84% of our consolidated revenues for the six months ended June 30, 2013.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of June 30, 2013, approximately 59% and 74% of our towers in the United States, including Puerto Rico, were located in the 50 and 100 largest United States basic trading areas, respectively, with a significant presence in 98 of the top 100 United States basic trading areas. In Australia, approximately 56% of our towers are located in seven major metropolitan areas.

To a lesser extent, we also provide certain network services relating to our wireless infrastructure, primarily consisting of antenna installations and subsequent augmentations, as well as additional site development services relating to our wireless infrastructure.

Our principal executive offices are located at 1220 Augusta Drive, Suite 600, Houston, Texas 77057, and our telephone number is (713) 570-3000.

Recent Developments

Proposed AT&T Transaction

On October 18, 2013, we and AT&T Inc., a Delaware corporation (“AT&T”), entered into a Master Agreement (the “Master Agreement”) pursuant to which we will have the exclusive right to lease, operate or otherwise acquire up to 9,708 AT&T wireless communications sites (the “Sites”) for approximately $4.85 billion in cash at closing (subject to certain conditions and limited adjustments) (the “AT&T Transaction”).

AT&T has agreed to, through certain AT&T subsidiaries (together with AT&T, the “AT&T Parties”), lease or sublease to us, or grant us the exclusive right to operate and manage, up to 9,066 Sites (the “MPL Sites”), including their interest in the land associated with each Site, the tower at such Site and certain related improvements and tower related assets (the “Included Property” of such Site). We will be delegated the right to perform the obligations and exercise the rights under the ground leases relating to the MPL Sites. In addition, we will be delegated the right to perform the obligations and exercise the rights under the collocation agreements relating to the MPL Sites. We will be entitled to receive substantially all revenues generated by the Included Property of the MPL Sites (including those payable under the collocation agreements). We will have the option to purchase the MPL Sites at the end of their respective lease or sublease terms for aggregate option payments of up to $4.2 billion, which payments, if the options are exercised, will be due between 2032 and 2048. AT&T has further agreed to sell to us up to 642 additional Sites (the “Sale Sites” and, together with the MPL Sites and the Included Property of the Sale Sites and the MPL Sites, the “AT&T Assets”), including the Included Property of the Sale Sites.

We will lease and make available collocation space at each Site to a designated AT&T collocator for such Site. Under and subject to the terms of the AT&T Transaction, AT&T has committed to sublease space on the towers that are part of the AT&T Assets from us for a minimum of 10 years (subject to certain termination rights) for approximately $221 million in initial annual rent (an initial collocation rent of $1,900 per month for each Site). The initial annual rent will be subject to an increase of 2% on an annual basis.

Based on preliminary unaudited financial information for the AT&T Assets currently anticipated to be included as part of the AT&T Transaction, we estimate that, based upon annualization of financial information for the month ended June 30, 2013, these AT&T Assets generate annual third-party cash site rental revenues of approximately $163 million and incur annual cash ground lease expense of approximately $142 million.

The preliminary financial data presented above is based solely upon information available to us as of the date of this prospectus supplement. Neither our nor AT&T’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information upon which we based our above estimates, or on our estimates. Accordingly, neither our nor AT&T’s independent auditors express an opinion or any other form of assurance with respect thereto. Actual site rental revenues and actual ground lease expenses (including cash revenues and cash expenses) are subject to change, may be materially different from the foregoing amounts and will depend on the AT&T Assets that are ultimately included as part of the AT&T Transaction and the terms of the relevant collocation agreements and ground leases then in effect. See “Risk Factors—Risks Relating to the Proposed AT&T Transaction”.

For additional and more detailed information, please see our Current Report on Form 8-K relating to the AT&T Transaction filed with the SEC on October 21, 2013, and the exhibits filed therewith, which is incorporated by reference herein. See “Where You Can Find More Information”.

Third Quarter Financial Results

On October 21, 2013, we reported our unaudited financial results for the third quarter of 2013. We reported site rental revenues of $621 million for the third quarter of 2013 compared to site rental revenues of $539 million for the third quarter of 2012, and site rental revenues of $1.9 billion for the nine months ended September 30, 2013 compared to site rental revenues of $1.6 billion for the nine months ended September 30, 2012. We reported site rental gross margin of $439 million for the third quarter of 2013 compared to site rental gross margin of $403 million for the third quarter of 2012, and site rental gross margin of $1.3 billion for the nine months ended September 30, 2013 compared to site rental gross margin of $1.2 billion for the nine months ended September 30, 2012. We reported operating income of $223 million for the third quarter of 2013 compared to operating income of $221 million for the third quarter of 2012, and operating income of $688 million for the nine months ended September 30, 2013 compared to operating income of $626 million for the nine months ended September 30, 2012. We reported cash flows from operating activities of $839 million for the nine months ended September 30, 2013 compared to cash flows from operating activities of $524 million for the nine months ended September 30, 2012.

The tables below present highlights of our unaudited condensed consolidated financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
Statement of Operations Data:	2013	2012	2013	2012
	(dollars in thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues:
Site rental	$620,766	$538,761	$1,853,030	$1,553,878
Network services and other	128,211	82,576	370,935	204,715

Net revenues	748,977	621,337	2,223,965	1,758,593

Operating Expenses:
Costs of operations(a):
Site rental	181,966	135,314	538,587	389,756
Network services and other	81,998	50,029	229,574	121,812
General and administrative	58,504	55,862	171,539	153,941
Asset write-down charges(b)	3,893	1,560	10,705	8,250
Acquisition and integration costs	4,369	2,937	13,186	12,112
Depreciation, amortization and accretion	195,408	154,867	572,518	446,749

Total operating expenses	526,138	400,569	1,536,109	1,132,620

Operating income (loss)	222,839	220,768	687,856	625,973
Interest expense and amortization of deferred financing costs(c)	(142,016)	(144,949)	(446,641)	(427,361)
Gains (losses) on retirement of long-term debt obligations(c)	(1)	—	(36,487)	(14,586)
Interest income	236	291	861	1,027
Other income (expense)	(631)	(632)	(753)	(3,958)

Income (loss) before income taxes	80,427	75,478	204,836	181,095
Benefit (provision) for income taxes(d)	(33,959)	(32,300)	(88,254)	29,437

Net income (loss)(e)	46,468	43,178	116,582	210,532
Less: Net income (loss) attributable to the noncontrolling interest	632	1,133	2,925	2,443

Net income (loss) attributable to Crown Castle stockholders	45,836	42,045	113,657	208,089
Dividends on preferred stock	—	—	—	(2,629)

Net income (loss) attributable to Crown Castle stockholders after deduction of dividends on preferred stock	$45,836	$42,045	$113,657	$205,460

Net income (loss) attributable to Crown Castle common stockholders, after deduction of dividends on preferred stock, per share of common stock:
Basic	$0.16	$0.14	$0.39	$0.71
Diluted	0.16	0.14	0.39	0.71
Weighted average shares of common stock outstanding (in thousands)
Basic	290,372	290,762	290,900	288,775
Diluted	291,378	292,098	292,043	290,527

	Nine Months Ended September 30,
Other Data:	2013	2012
	(in thousands)
	(unaudited)	(unaudited)
Statement of Cash Flows Data:
Net cash provided by (used for) operating activities	$838,867	$524,458
Net cash provided by (used for) investing activities	(433,012)	(1,518,380)
Net cash provided by (used for) financing activities	(625,002)	1,030,987
Supplemental Disclosure of Cash Flow Information:
Payments for acquisitions of businesses	(55,131)	(1,236,238)
Capital expenditures	(385,482)	(283,386)
Interest paid	356,421	364,507
Income taxes paid	12,769	3,092

Balance Sheet Data (at period end):	As of September 30, 2013	As of December 31, 2012
	(in thousands)
	(unaudited)
Cash and cash equivalents	$218,649	$441,364
Property and equipment, net	6,904,346	6,917,531
Total assets	15,567,572	16,088,709
Total debt and other long-term obligations(c)	10,775,454	11,611,242
Total CCIC stockholders’ equity	2,982,972	2,938,746

(a)	Exclusive of depreciation, amortization and accretion shown separately.
(b)	For 2013 and 2012, the asset write-down charges relate predominately to the abandonment or disposal of wireless infrastructure and the write-off of site acquisition and permitting costs for wireless infrastructure that was not completed. See note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.
(c)	Over the last two years, we have used debt to refinance other debt and fund discretionary investments such as acquisitions and purchases of common stock. We maintain debt leverage at levels that we believe optimize our weighted-average cost of capital. See “—Recent Incremental Term Loan Financing” and “Description of Indebtedness” included in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, which are incorporated by reference in this prospectus supplement, and note 6 to our consolidated financial statements included in such Form 10-K and note 4 to our condensed consolidated financial statements included in such Form 10-Qs, for additional information regarding our existing indebtedness.
(d)	We reversed a total of $90.1 million of combined federal and state valuation allowances to the benefit (provision) for income taxes during the nine months ended September 30, 2012. See note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of our valuation allowances, which is incorporated by reference in this prospectus supplement. See also “—Planned Conversion to a REIT”.
(e)	No cash dividends on our common stock were declared or paid in 2013 or 2012.

Planned Conversion to a REIT

In September 2013, we announced that we are commencing the steps necessary to reorganize to qualify as a REIT for U.S. federal income tax purposes. We expect to elect to be taxed as a REIT beginning with the taxable year commencing January 1, 2014.

We expect to operate in compliance with the REIT rules beginning January 1, 2014. In addition, we expect to take certain actions in 2014 in order to facilitate our compliance with the REIT rules by seeking adoption of certain charter provisions that implement certain customary REIT-related ownership limitations and transfer restrictions designed to protect our continuing status as a REIT following conversion. Adoption of any such charter provisions, whether by amendment of our certificate of incorporation or pursuant to a merger transaction, will be subject to the approval of our common stockholders and board of directors. The REIT election is subject to the completion of all necessary steps of the aforementioned conversion plan and final approval by our board of directors.

Our determination as to the timing and amount of future dividends that we make as a REIT will be based on a number of factors, including investment opportunities around our core business and our existing federal net operating losses of approximately $2.7 billion. We do not expect to make any distribution (commonly referred to as a “purging” dividend) prior to our REIT conversion. See “—Announcement of Dividend Policy”.

In connection with our anticipated conversion from a taxable C corporation into a REIT, we would expect to de-recognize our previously recorded U.S. federal and state deferred tax assets and liabilities related to the entities included in the REIT, because the expected recovery or settlement of the related assets and liabilities would not result in a taxable or deductible amount in the future. In such case, we would continue to record deferred taxes for certain of our subsidiaries, including our foreign subsidiaries and taxable REIT subsidiaries. As a result of the expected de-recognition of the aforementioned deferred tax assets and liabilities related to the entities included in the REIT, we would also then expect to record a corresponding net non-cash income tax charge of approximately $130 million to $160 million in a future period in conjunction with the anticipated REIT conversion. The de-recognition of the deferred tax assets and liabilities would be recorded if and when we have completed all necessary actions to qualify as a REIT and have obtained final approval from our board of directors.

See “Risk Factors—Risks Related to Our Planned REIT Conversion” and “Material United States Federal Income Tax Considerations” for further discussion.

Announcement of Dividend Policy

On October 21, 2013, we announced our expectation, subject to the successful completion and financing of the AT&T Transaction, to initiate a quarterly dividend on shares of our common stock of $0.35 per share beginning in the first quarter of 2014. We expect to continue to utilize our cash flow after dividends in a manner consistent with our past practice of investing in acquisitions, the construction of new sites (including small cell networks), land purchases and the purchase of our own securities, including shares of our common stock. The declaration, amount and payment of dividends, pursuant to our dividend policy, are subject to the final determination of our board of directors based on then-current and anticipated future conditions, including our earnings, net cash provided by operating activities, capital requirements, financial condition, our relative market capitalization, our existing federal net operating losses and other factors deemed relevant by our board of directors. See “Price Range of Common Stock and Dividend Policy”.

Financing Transactions

In addition to this offering, we expect to obtain or otherwise incur additional financing for the AT&T Transaction as described below.

Mandatory Convertible Preferred Stock Offering. Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 8,500,000 shares of our 4.50% Mandatory Convertible Preferred Stock, par

value $0.01 per share (“Mandatory Convertible Preferred Stock”), plus up to 1,275,000 additional shares of Mandatory Convertible Preferred Stock that the underwriters of the Mandatory Convertible Preferred Stock Offering have the option to purchase from us, in each case, at a public offering price of $100.00 per share. For a description of certain of the expected terms of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock”. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities being offered in the Mandatory Convertible Preferred Stock Offering.

Debt Financing. Subsequent to this offering and the Mandatory Convertible Preferred Stock Offering, if completed, we expect to obtain or otherwise incur approximately $1.4 billion of indebtedness to fund a portion of the consideration, and related fees and expenses, for the AT&T Transaction, which we currently expect will include approximately $1.0 billion of additional revolving borrowings under our existing credit facility. We refer to any debt financing that we expect to incur to fund a portion of the transaction consideration for the AT&T Transaction (including additional borrowings under our revolving credit facility therefor) as the “Debt Financing”. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt that may be sold or placed in the Debt Financing. See “Description of Indebtedness”.

Completion of this offering is not contingent upon completion of (1) the Mandatory Convertible Preferred Stock Offering, (2) the Debt Financing or (3) the AT&T Transaction. Accordingly, even if the AT&T Transaction or the other financing transactions do not occur, the shares of our common stock sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the shares of common stock sold in this offering.

We cannot assure you that we will complete the AT&T Transaction or any of the other financing transactions on the terms contemplated by this prospectus supplement or at all.

After the closing of the AT&T Transaction, if completed, we may also replenish our cash or repay any revolving credit borrowings made in connection with the AT&T Transaction with the proceeds of additional financings.

Recent Incremental Term Loan Financing

On August 22, 2013, we entered into an amendment to our existing credit facility, pursuant to which we borrowed $800.0 million of incremental tranche B term loans (“Incremental Term Loans”), which have terms substantially the same as the terms of our outstanding tranche B term loans under the credit facility and are treated in the same manner as existing tranche B term loans for all purposes under the credit facility (including with respect to maturity and pricing).

We used the proceeds of the Incremental Term Loans to repay a portion of the outstanding revolving credit loans under our existing credit facility. As of September 30, 2013, there was $255.0 million outstanding under our $1.5 billion revolving credit facility, and $1.245 billion of undrawn availability.

For additional and more detailed information, please see our Current Report on Form 8-K filed with the SEC on August 22, 2013, and the exhibits filed therewith, which is incorporated by reference herein. See “Where You Can Find More Information”.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus carefully before making an investment decision. As used in this section, “we”, “our” and “us” refer only to Crown Castle International Corp. and not to its consolidated subsidiaries.

Issuer	Crown Castle International Corp., a Delaware corporation.

Common Stock Offered	36,000,000 shares.

Approximate Number of Shares of Our Common Stock to be Outstanding after this Offering	328,671,874 shares.(1)

New York Stock Exchange Symbol for Common Stock	CCI

Underwriters’ Purchase Option	We have granted the underwriters an option to purchase up to an additional 5,400,000 shares of our common stock from us, exercisable within 30 days from the date of this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $2.59 billion (or approximately $2.98 billion if the underwriters exercise their option to purchase additional shares of our common stock in full), in each case based on the actual public offering price of $74.00 per share of our common stock.

We expect to use the net proceeds of this offering, together with the net proceeds of the Mandatory Convertible Preferred Stock Offering, the Debt Financing and cash on hand, to finance the proposed AT&T Transaction and to pay related fees and expenses. If for any reason the AT&T Transaction does not close or closes with respect to a reduced number of sites or for reduced consideration, then we expect to use any remaining net proceeds from this offering for general corporate purposes, which may include the repurchase or repayment of indebtedness. See “Prospectus Supplement Summary—Recent Developments—Proposed AT&T Transaction” and “Use of Proceeds”.

Concurrent Mandatory Convertible Preferred Stock Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 8,500,000 shares of our Mandatory Convertible Preferred Stock, at a public offering price of $100.00 per share, plus up to an additional 1,275,000 shares of Mandatory Convertible Preferred Stock that the underwriters of such offering have the option to purchase from us, exercisable within 30 days from the date of the prospectus supplement for the Mandatory Convertible Preferred Stock Offering, in connection with the financing of the AT&T Transaction. For additional information, see “Description of Mandatory Convertible Preferred Stock”.

Dividend Policy and Planned REIT Conversion	To date, we have never declared or paid cash dividends on our common stock. It has been our policy to utilize our net cash provided by operating activities to engage in discretionary investments, such as those discussed in “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference.

In September 2013, we announced that we are commencing the steps necessary to reorganize to qualify as a REIT for U.S. federal income tax purposes. We expect to elect to be taxed as a REIT beginning with the taxable year commencing January 1, 2014.

To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Our determination as to the timing and amount of future dividends will be based on a number of factors, including investment opportunities around our core business and the availability of our existing federal net operating losses of approximately $2.7 billion to reduce our taxable income. We do not expect to make a “purging” dividend prior to our REIT conversion.

On October 21, 2013, we announced our expectation, subject to the successful completion and financing of the AT&T Transaction, to initiate a quarterly dividend on shares of our common stock of $0.35 per share beginning in the first quarter of 2014. We expect to continue to utilize our cash flow after dividends in a manner consistent with our past practice of investing in acquisitions, the construction of new sites (including small cell networks), land purchases and the purchase of our own securities, including shares of our common stock. The declaration, amount and payment of dividends, pursuant to our dividend policy, are subject to the determination of our board of directors based on then-current and anticipated future conditions, including our earnings, net cash provided by operating activities, capital requirements, financial condition, our relative market capitalization, our existing federal net operating losses and other factors deemed relevant by our board of directors. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy” and “Risk Factors—Risks Related to Our Planned REIT Conversion”.

Our ability to declare and pay dividends may be limited by the terms of our debt instruments under certain circumstances. For additional information, see “Price Range of Common Stock and Dividend Policy”.

In connection with our REIT conversion, we plan to adopt certain charter provisions that implement certain ownership limitations and transfer restrictions that are customary for the protection of our or our successor entity’s status as a REIT and a “domestically controlled qualified investment entity” for tax purposes. For more information about these limitations and restrictions, see “Risk Factors—Risks Related to Our Planned REIT Conversion—We expect to adopt certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock”.

Transfer Agent and Registrar	Computershare Inc. is the transfer agent and registrar for our common stock.

(1)	The number of shares of common stock to be outstanding immediately after this offering that appears above is based on 292,671,874 shares of our common stock outstanding as of October 18, 2013, plus the 36,000,000 shares of common stock that we are offering pursuant to this prospectus supplement, but excluding:

•	5,400,000 shares of our common stock issuable on the exercise of the underwriters’ option to purchase additional shares of our common stock in this offering;

•	up to 9,189,350 shares of our common stock (up to 10,567,752 shares of our common stock if the underwriters in the Mandatory Convertible Preferred Stock Offering exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock in full), in each case assuming mandatory conversion based on an “applicable market value” (as defined in the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock) of our common stock equal to $92.50 per share which is 25% over the price at which our common stock is being offered pursuant to this prospectus supplement, and subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of Mandatory Convertible Preferred Stock issued in the Mandatory Convertible Preferred Stock Offering; and

•	an aggregate of approximately 12.5 million shares of our common stock reserved for issuance under our various stock compensation plans.

Risk Factors

See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of factors to which you should refer and carefully consider prior to making an investment in our common stock.

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any shares of our common stock, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. For a further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by annual, quarterly and other reports and documents we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in our common stock.

Risks Relating to Our Business

The risks, uncertainties and assumptions associated with our business include:

•	Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•	A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•	Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•	We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•	The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land interests under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	The expansion and development of our business, including through acquisitions, increased product offerings and other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business and financial results.

•	If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•	If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•	Certain provisions of our certificate of incorporation, by-laws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Risks Relating to the Proposed AT&T Transaction

The AT&T Transaction may not be completed within the expected timeframe, if at all, and the pendency of the AT&T Transaction could adversely affect our business, financial conditions, results of operations and cash flows.

Completion of the AT&T Transaction is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect its completion. We cannot predict when these conditions will be satisfied, if at all. Failure to complete the AT&T Transaction would, and any delay in completing the AT&T Transaction could, prevent us from realizing the anticipated benefits from the AT&T Transaction. Additionally, if we fail to close the AT&T Transaction and are otherwise in breach of our obligations, we could be liable for damages. The AT&T Transaction is expected to close in the fourth quarter of 2013.

Pursuant to the terms of the definitive agreements governing the AT&T Transaction, fewer than the 9,708 Sites currently anticipated to be included in the AT&T Transaction may be included as part of the AT&T Transaction at closing.

Failure to successfully and efficiently integrate the AT&T Assets into our operations may adversely affect our business, operations and financial condition.

The integration of up to approximately 9,708 Sites into our operations will be a significant undertaking and will require significant resources, as well as attention from our management team. In addition, the integration of the AT&T Assets into our operations will require certain one-time costs for tasks such as tower visits and audits and ground and tenant lease verifications. Additional integration challenges include:

•	transitioning all data related to the AT&T Assets, tenants and landlords to a common information technology system;

•	successfully marketing space on the AT&T Assets;

•	successfully transitioning the ground lease rent payment and the tenant billing and collection processes;

•	retaining existing tenants on the AT&T Assets; and

•	maintaining our standards, controls, procedures and policies with respect to the AT&T Assets.

Additionally, we may fail to successfully integrate the AT&T Assets or fail to utilize the AT&T Assets to their full capacity. If we are not able to meet these integration challenges, we may not realize the benefits we expect from the AT&T Transaction, and our business, financial condition and results of operations will be adversely affected.

We are not providing audited historical financial information for the AT&T Assets or pro forma financial statements reflecting the impact of the AT&T Transaction on our historical operating results.

On October 20, 2013, we announced our entry into a definitive agreement with AT&T, pursuant to which we will have the exclusive right to lease, operate or otherwise acquire up to 9,708 Sites for approximately $4.85 billion in cash at closing (subject to certain conditions and limited adjustments). The AT&T Transaction is expected to close in the fourth quarter of 2013. We intend to fund the AT&T Transaction with the net proceeds of this offering, together with the net proceeds from the Mandatory Convertible Preferred Stock Offering, the Debt Financing (including additional borrowings under our revolving credit facility) and cash on hand.

Following the consummation of the AT&T Transaction, we will be required to file a current report on Form 8-K that contains audited income statement data for the AT&T Assets for the fiscal year ended December 31, 2012, as well as unaudited information for the relevant interim period, and, based on that income statement data, pro forma income statement information for those periods reflecting the estimated pro forma impact of the AT&T Transaction. We do not expect to file the current report on Form 8-K with the required financial information until after the closing of the AT&T Transaction and, as a result, we are not in a position at this time to include this information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of this historical and pro forma financial information.

It is possible that the audit and review of the AT&T Assets’ income statement data, our preparation of pro forma information or our experience in operating the AT&T Assets will require us to adjust our expectations regarding the impact of the AT&T Transaction on our operating results.

The bankruptcy of certain subsidiaries of AT&T which are lessors or sublessors of Sites to one of our subsidiaries, or our failure to exercise the purchase options available to us pursuant to the AT&T Transaction, may adversely affect our business.

If the AT&T Transaction is consummated, a substantial number of our towers relating to the Sites that are part of the AT&T Transaction will be located on land leased from third parties. At the closing of the AT&T Transaction, one of our subsidiaries will lease or sublease, or otherwise be granted the right to manage and operate, the MPL Sites from bankruptcy remote subsidiaries of AT&T, in an arrangement similar to the master lease arrangements we have with other carriers with respect to certain existing towers. If one of these AT&T subsidiaries nevertheless becomes a debtor in a bankruptcy proceeding and is permitted to reject the underlying ground lease, our subsidiary could lose its interest in the applicable MPL Sites. If our subsidiary loses its interest in the applicable Sites or if the applicable ground leases were to be terminated, we would lose the cash flow derived from the towers on these Sites, which may have a material adverse effect on our business. We will have similar bankruptcy risks with respect to sites that we operate under management agreements.

Under the definitive agreements governing the AT&T Transaction, we will have the option to purchase certain Sites at the end of their respective lease or sublease terms for aggregate option payments of up to approximately $4.2 billion. We may not have the required available capital to exercise our rights to purchase these Sites at the time these options are required to be exercised. Even if we do have the required available capital, we may choose not to exercise our rights to purchase some or all of these Sites for business or other reasons. In the event that we do not exercise these purchase rights, or are otherwise unable to acquire an interest that would allow us to continue to operate these Sites after their respective lease terms, we will lose the future cash flows from these Sites, which may have a material adverse effect on our business. In the event that we decide to exercise these purchase rights, the benefits of the acquisition of the applicable Sites may not exceed the related costs, which could adversely affect our business.

Risks Related to Our Planned REIT Conversion

Although we have chosen to commence the steps necessary to reorganize as a REIT for U.S. federal income tax purposes, we may not be successful in completing the necessary steps to convert to a REIT effective January 1, 2014, or at all.

In September 2013, we announced that we are commencing the steps necessary to reorganize to qualify as a REIT for U.S. federal income tax purposes. We expect to elect REIT status beginning with the taxable year commencing January 1, 2014. There are implementation and operational complexities to address in connection with converting to a REIT, including completing certain internal reorganizations. In addition, we intend to adopt certain charter provisions that implement certain customary REIT-related ownership and transfer restrictions. The timing and outcome of these matters may be outside our control. Further, changes in legislation or the federal tax rules could adversely impact our ability to convert to a REIT or the attractiveness of converting to a REIT. Similarly, even if we are able to satisfy the existing REIT requirements, the tax laws, regulations and interpretations governing REITs may change at any time in ways that could be disadvantageous to us. Recent press reports have indicated that the Internal Revenue Service (the “IRS”) has decided to study the current legal standards it uses to define “real estate” for purposes of the REIT provisions of the Internal Revenue Code (the “Code”). It is our understanding that the IRS intends to determine if any changes or refinements should be made to those current legal standards. We can provide no assurance that the results of this IRS study will not affect our ability to qualify to be taxed as a REIT.

Even if the transactions necessary to implement REIT conversion are effected, our board of directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that such an election is not in the best interests of our stockholders. We can provide no assurance as to if or when conversion to a REIT will be successful. Furthermore, if we do convert, the effective date of the REIT conversion could be delayed beyond January 1, 2014.

If we fail to complete the necessary steps to qualify as a REIT or fail to remain qualified as a REIT, we would be subject to tax at corporate income tax rates and would not be able to deduct dividends to stockholders when computing our taxable income, which would reduce the amount of cash available for the declaration and payment of dividends to our stockholders.

We are currently not treated as a REIT for tax purposes. Our board of directors has authorized us to commence the steps necessary to elect to be taxed as a REIT for U.S. federal income tax purposes, effective for the taxable year beginning January 1, 2014, and we expect to make such election for such year.

The law firms of Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP have each acted as our special REIT tax counsel (“Special Tax Counsel”) in connection with our election to be taxed as a REIT. We have received opinions from Special Tax Counsel to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. It must be emphasized that the opinions of Special Tax Counsel are based on various assumptions relating to our organization and operation, and are conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Special Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinions we received are each expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If, in any taxable year, we fail to qualify for taxation as a REIT and are not entitled to relief under the Code, then:

•	we will not be allowed a deduction for dividends to stockholders in computing our taxable income;

•	we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates; and

•	if such failure to qualify occurs after the effective date of our election to be taxed as a REIT for U.S. federal income tax purposes, we would be disqualified from re-electing REIT status for the four taxable years following the year during which we were so disqualified.

Although we may have federal net operating losses available to reduce any such taxable income, to the extent our federal net operating losses have been utilized or are otherwise unavailable, any such corporate tax liability could be substantial, would reduce the amount of cash available for other purposes and might necessitate the borrowing of additional funds or the liquidation of some investments to pay any additional tax liability. Accordingly, funds available for investment would be reduced.

Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Code, and violations of these provisions could jeopardize our qualification as a REIT.

REIT qualification involves the application of highly technical and complex provisions of the Code to our operations, as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Although we plan to commence the steps necessary to operate in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes, and believe that, as of January 1, 2014, we will be organized, and as of such date we expect to operate, in such a manner as to qualify for taxation as a REIT, we cannot assure you that we will so qualify or remain so qualified.

Even if we qualify as a REIT, certain of our business activities will be subject to corporate level income tax and foreign taxes, which will reduce our cash flows, and we will have potential deferred and contingent tax liabilities.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

Our small cell operations will initially be conducted through one or more wholly owned taxable REIT subsidiaries (“TRSs”). Additionally, we intend to include in TRSs our tower operations in Australia, and may include certain other assets and operations. Those TRS assets and operations would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which such assets and operations are located. Our foreign assets and operations most likely will be subject to foreign income taxes in the jurisdictions in which such assets and operations are located, regardless of whether they are included in a TRS or not. Any of these taxes would decrease our earnings and our available cash.

Following an election to be taxed as a REIT, we will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of such election, to the extent of the built-in-gain in those assets based on the fair market value of those assets on the effective date of the REIT election in excess of our then tax basis. If we elect REIT status for the taxable year commencing January 1, 2014, such tax on subsequently sold assets will be based on the fair market value and built-in-gain of those assets as of January 1, 2014. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement for the year such gain is recognized. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets that we might otherwise sell during the period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

REIT dividend requirements could adversely affect our ability to execute our business plan.

We have never declared or paid any cash dividends on our common stock. To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income after the utilization of any available net operating loss carryforward (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Our determination as to the timing and amount of future dividends following the effective date of an election to be taxed as a REIT for U.S. federal income tax purposes will be based on a number of factors, including investment opportunities around our core business and the availability of our existing federal net operating losses of approximately $2.7 billion to reduce our REIT taxable income. We do not expect to make a “purging” dividend prior to our REIT conversion. We currently expect to begin paying a regular quarterly dividend commencing in the first quarter of 2014, subject to the successful completion and financing of the AT&T Transaction. Any such dividends, however, are subject to the determination of our board of directors based on then-current and anticipated future conditions, including our earnings, net cash provided by operating activities, capital requirements, financial condition, our relative market capitalization, our existing federal net operating losses and other factors deemed relevant by our board of directors. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy”.

To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our REIT taxable income (after the application of available net operating losses, if any), we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders for a calendar year is less than a minimum amount specified under the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT dividend requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock. Furthermore, the REIT dividend requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives, which would increase our total leverage.

Complying with REIT requirements may limit our flexibility or cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for tax purposes, we will need to continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we dividend to our stockholders and the ownership of our capital stock. Thus, compliance with these tests will require us to refrain from certain activities and may hinder our ability to make certain attractive investments, including the purchase of non-qualifying assets, the expansion of non-real estate activities, and investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities and our flexibility to change our business strategy. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if we need or require the target company to comply with some REIT requirements prior to completing any such acquisition. In addition, a conversion to a REIT may result in investor pressures not to pursue growth opportunities that are not immediately accretive.

In addition, if, following the effective date of an election to be taxed as a REIT, we fail to comply with certain asset ownership tests, at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate assets in adverse market conditions or forgo otherwise attractive investments. These actions may reduce our income and amounts available for distribution to our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Dividends payable to domestic stockholders that are individuals, trusts, and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to non-REIT corporate dividends, which could affect the value of our real estate assets negatively.

Covenants specified in our existing and future debt instruments may limit our ability to make required REIT distributions.

Our revolving credit facility, our term loan and our existing senior notes contain, and future agreements governing our financing activities may contain, covenants that could limit our ability to declare and pay dividends to stockholders. If, following the effective date of an election to be taxed as a REIT, these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

If we fail to pay scheduled dividends on the Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT.

The terms of the Mandatory Convertible Preferred Stock provide that, unless accumulated dividends have been paid or set aside for payment on all outstanding Mandatory Convertible Preferred Stock for all past dividend periods, no dividends may be declared or paid on our common stock. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy”. If that were to occur, the inability to pay dividends on our common stock might jeopardize our status as a REIT for U.S. federal income tax purposes.

We expect to adopt certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.

In order for us to qualify as a REIT under the Code, shares of our capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be taxed as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be taxed as a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material United States Federal Income Tax Considerations—Taxation of Crown Castle Following an Election to be Taxed as a REIT—Requirements for Qualification—General”.

Our Charter (as defined below) does not currently contain REIT-related limitations on the ownership and restrictions on the transfer of our capital stock. During 2014 (and following the effective date of our election to be taxed as a REIT), we intend to pursue the adoption (which may be effected by merger or otherwise) of customary REIT-related ownership limitations and transfer restrictions in our Charter (or the certificate of incorporation or other equivalent governing document of a successor entity) in order to protect our ability to remain qualified as a REIT. The actual provisions that we ultimately propose will depend on a number of considerations, and those proposed provisions will be subject to approval by our board of directors and, ultimately, a vote of our common stockholders. In general, we expect that the proposed provisions will provide that, among other things and subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in aggregate value of all classes and series of our capital stock, including our common stock and any shares of the Mandatory Convertible Preferred Stock that we plan to issue concurrently with this offering. In addition, we expect our Charter will provide that no person may beneficially own shares of our capital stock to the extent such ownership would cause us to fail to qualify as a “domestically controlled qualified investment entity”. We expect that the proposed provisions will provide that in the event any transfer of shares of stock or other event would result in a person (“Intended Transferee”) beneficially or constructively owning shares in excess of an ownership limit or that would otherwise result in our disqualification as a REIT or cause us to fail to qualify as a “domestically controlled qualified investment entity”, the number of shares that would cause a violation of the applicable limit, referred to as the “excess shares”, will be automatically transferred to a trust for the benefit of a charitable organization selected by our board of directors. If a transfer to a trust would not avoid a violation of the ownership limitation provisions for some reason, we expect our proposed provisions to provide that such transfer of the excess shares to the Intended Transferee will be null and void and of no force or effect.

We expect our ownership limitations and transfer restrictions will provide that within a certain number of days after receiving notice of the transfer of excess shares to the charitable trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the applicable ownership limitation provision. The trustee, upon a sale of these excess shares, would distribute to the Intended Transferee an amount equal to the lesser of the price paid by the Intended Transferee for the excess shares or the net sales proceeds received by the trust for the excess shares. If the excess shares were a gift or were not a transfer for value, we anticipate that the provisions will provide that the trustee will distribute to the Intended Transferee an amount equal to the lesser of the fair market value of the excess shares as of the date of the automatic transfer to the trust or the sales proceeds received by the trust for the excess shares. Proceeds in excess of the amount distributable to the Intended Transferee would be distributed to the charitable beneficiary.

In addition, we expect that excess shares held in the trust would be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or other transaction not for value, the market price at the time of the gift or other transaction) and (ii) the market price on the date we, or our designee, accept the offer. In such case, we would have the right to accept such offer until the trustee has sold the shares in the trust.

To the extent we propose, and our common stockholders approve the adoption of, these types of customary REIT-related ownership limitations and transfer restrictions, such ownership limitations and transfer restrictions would be applicable to all classes and series of our capital stock, and such provisions could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

We expect any such ownership limitations and transfer restrictions will provide that our board of directors may, in its sole discretion, increase the 9.8% ownership limitation referred to above with respect to one or more stockholders, subject to such terms, conditions, representations and undertakings as our board of directors deems appropriate.

Our use of TRSs may cause us to fail to qualify as a REIT.

Under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more TRSs and other non-qualifying assets. Following the effective date of an election to be taxed as a REIT, this limitation may affect our ability to make additional investments in non-REIT qualifying operations or assets, or in any operations held through TRSs. The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and certain other non-qualifying assets to exceed 25% of the fair market value of our assets at the end of any quarter, then we may fail to qualify as a REIT.

The current market price of our common stock may not be indicative of the market price of our shares of common stock following the potential REIT conversion.

Our current share price may not be indicative of how the market will value our common stock following an election to be taxed as a REIT because of the effect of the change in our organization from a taxable subchapter C corporation to a REIT and subsequent changes in our dividend policy. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy”. Our common stock price may not necessarily take into account these effects, and our stock price after the REIT conversion could be lower than the current price. Furthermore, one of the factors that may influence the price of our common stock following our election to be taxed as a REIT will be the yield from dividends on shares of our common stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected. The market price of our common stock following our election to be taxed as a REIT will also be affected by general market conditions (as the price of our common stock currently is) and will be potentially affected by the economic and market perception of REIT securities.

We have no experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our business, financial condition, results of operations, cash flow, the per share trading price of our common stock, and our ability to satisfy debt service obligations.

We have no operating history as a REIT. In addition, our senior management team has no experience operating a REIT. We cannot assure you that our past experience will be sufficient to operate our company successfully as a REIT. Upon completion of this offering, we will be required to implement substantial control systems and procedures in order to maintain the possibility of qualifying to be taxed as a REIT. As a result, we will incur significant legal, accounting and other expenses that we have not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a REIT. These costs and time commitments could be substantially more than we currently expect. Therefore, our historical combined consolidated financial statements may not be indicative of our future costs and performance as a REIT.

Risks Relating to Ownership of Our Common Stock

The price of our Common Stock may be volatile.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described in this “Risk Factors” section and the following:

•	actual or anticipated fluctuations in our operating results or our competitors’ operating results;

•	announcements by us or our competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	our growth rate and our competitors’ growth rates;

•	the financial market and general economic conditions;

•	changes in stock market analyst recommendations regarding us, our competitors or the communications industry generally, or lack of analyst coverage of our common stock;

•	sales of our common stock by our executive officers, directors and significant stockholders or sales of substantial amounts of our common stock;

•	payment of dividends on our Mandatory Convertible Preferred Stock by delivery of shares of our common stock;

•	changes in accounting principles; and

•	changes in tax laws and regulations.

In addition, fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our Mandatory Convertible Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and our Mandatory Convertible Preferred Stock.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, or the conversion of our Mandatory Convertible Preferred Stock or the payment of dividends on the Mandatory Convertible Preferred Stock in the form of shares of our common stock, or the perception that such conversions or dividends could occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities.

Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. This means that, unless accumulated dividends have been paid or set aside for payment on all outstanding Mandatory Convertible Preferred Stock for all past completed dividend periods, no dividends may be declared or paid on our common stock. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy”. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Mandatory Convertible Preferred Stock a liquidation preference equal to $100.00 per share plus accrued and unpaid dividends.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $2.59 billion from the sale of our common stock to the underwriters (or approximately $2.98 billion if the underwriters exercise their option to purchase additional shares of our common stock in full), in each case based on the actual public offering price per share of our common stock set forth below, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, together with the net proceeds of the Mandatory Convertible Preferred Stock Offering, the Debt Financing and cash on hand, to finance the proposed AT&T Transaction and to pay related fees and expenses. If for any reason the AT&T Transaction does not close or closes with respect to a reduced number of sites or for reduced consideration, then we expect to use any remaining net proceeds from this offering for general corporate purposes, which may include the repurchase or repayment of indebtedness. See “Prospectus Supplement Summary—Recent Developments—Proposed AT&T Transaction”.

This offering is not contingent on the completion of the AT&T Transaction. In the event that the AT&T Transaction is not completed, the shares of our common stock sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the shares of our common stock sold in this offering.

The following table outlines the sources and uses of funds for the AT&T Transaction. The table assumes that the AT&T Transaction and the financing transactions are completed simultaneously, although a portion of the financing transactions are expected to occur before completion of the AT&T Transaction.

Amounts in the following table are estimated. The actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds		Uses of funds
(Dollars in millions)
Cash	$50	AT&T Transaction consideration	$4,850
Common Stock Offering, before discounts, commissions and expenses	2,664	Transaction fees and expenses, including discounts, commissions and financing fees	117
Mandatory Convertible Preferred Stock Offering, before discounts, commissions and expenses	850
Debt Financing, including amounts under our revolving credit facility, before financing fees and expenses	1,403

Total sources of funds	$4,967	Total uses of funds	$4,967

The estimated net proceeds from this offering reflected in the first paragraph of this section “Use of Proceeds” and the foregoing table have been calculated based on the actual public offering price of $74.00 per share of our common stock.

The estimated net proceeds from the Mandatory Convertible Preferred Stock Offering have been calculated based on the actual public offering price of $100.00 per share of Mandatory Convertible Preferred Stock.

To the extent that the aggregate net proceeds from this offering and the Mandatory Convertible Preferred Stock Offering are less than the aggregate amount set forth in the foregoing table, we intend to increase the amount of debt borrowed in the Debt Financing (which may include additional borrowings under our revolving credit facility) in order to effect the AT&T Transaction.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013:

•	on an actual basis;

•	on an as adjusted basis after giving effect to this offering (but not the application of the net proceeds therefrom), based on the actual public offering price of $74.00 per share of our common stock, and the incurrence of the Incremental Term Loans incurred in August 2013 and the application of the net proceeds therefrom;

•	on an as further adjusted basis to also give effect to the Mandatory Convertible Preferred Stock Offering (but not the application of the net proceeds therefrom); and

•	on an as further adjusted basis to also give effect to the proposed Debt Financing (but not the application of the net proceeds therefrom).

The following data are qualified in their entirety by our financial statements and other information incorporated by reference herein. You should read this table in conjunction with “Prospectus Supplement Summary—Recent Developments—Proposed AT&T Transaction”, “Prospectus Supplement Summary—Recent Developments—Financing Transactions”, “Risk Factors” and “Use of Proceeds”. Investors in our common stock should not place undue reliance on the as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	As of June 30, 2013
	Actual		As Adjusted for this Offering and the Incremental Term Loans		As Further Adjusted for the Mandatory Convertible Preferred Stock Offering		As Further Adjusted for the Proposed Debt Financing(1)
	(dollars in thousands)
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Cash and cash equivalents(2)	$126,886		$2,684,351		$3,509,826		$4,895,947

Short-term debt and current maturities of long-term debt	$97,013		$105,013		$105,013		$105,013

Long-term debt (less current maturities):
Revolving Credit Facility (maturing in January 2017)(3)	$1,046,000		$229,000		$229,000		$1,229,000	(4)
Term Loan A Facility (maturing in January 2017)	443,750		443,750		443,750		443,750
Term Loan B Facility (maturing in January 2019)(5)	1,560,050		2,352,050		2,352,050		2,352,050
Senior Secured Notes, Series 2009-1(6)	170,340	(7)	170,340	(7)	170,340	(7)	170,340	(7)
Series 2010-1 WCP Notes(8)	275,062		275,062		275,062		275,062
January 2010 Senior Secured Tower Revenue Notes(9)	1,900,000		1,900,000		1,900,000		1,900,000
August 2010 Senior Secured Tower Revenue Notes(9)	1,550,000		1,550,000		1,550,000		1,550,000
2.381% Senior Secured Notes due 2017	500,000		500,000		500,000		500,000
7.125% Senior Notes due 2019	498,449		498,449		498,449		498,449
5.250% Senior Notes due 2023	1,649,970		1,649,970		1,649,970		1,649,970
3.849% Senior Secured Notes due 2023	1,000,000		1,000,000		1,000,000		1,000,000
Additional Debt Financing	—		—		—		402,919	(4)
Capital leases and other obligations	97,888		97,888		97,888		97,888

Total long-term debt	$10,691,509		$10,666,509		$10,666,509		$12,069,428

	As of June 30, 2013
	Actual	As Adjusted for this Offering and the Incremental Term Loans	As Further Adjusted for the Mandatory Convertible Preferred Stock Offering	As Further Adjusted for the Proposed Debt Financing(1)
	(dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Stockholders’ equity:
Total stockholders’ equity	$2,911,472	$5,499,876	$6,325,351	$6,325,351
Non controlling interest	$13,420	$13,420	$13,420	$13,420

Total equity	$2,924,892	$5,513,296	$6,338,771	$6,338,771

Total capitalization	$13,713,414	$16,284,818	$17,110,293	$18,513,212

(1)	In the event the proposed AT&T Transaction is not consummated, we do not expect any of the proposed Debt Financing amounts to be outstanding. See “Risk Factors—Risks Relating to the Proposed AT&T Transaction” and “Use of Proceeds”.
(2)	Exclusive of restricted cash and before any application of net proceeds of this offering, the Mandatory Convertible Preferred Stock Offering and the proposed Debt Financing. See “Use of Proceeds”. We expect to use the net proceeds of this offering, together with the net proceeds of the Mandatory Convertible Preferred Stock Offering, the Debt Financing and cash on hand, to finance the proposed AT&T Transaction and to pay related fees and expenses. In the event the proposed AT&T Transaction is consummated, and after giving effect to the application of net proceeds as set forth in the preceding sentence, cash and cash equivalents would have been $45.9 million. See “Risk Factors—Risks Relating to the Proposed AT&T Transaction”.
(3)	We have total revolving commitments under our revolving credit facility of $1.5 billion. As of June 30, 2013, after giving effect to the incurrence of the Incremental Term Loans and the corresponding repayment of a portion of the then outstanding revolving credit loans, we had $1.271 billion of unused borrowing availability under the revolving credit facility. See “Prospectus Supplement Summary—Recent Developments—Recent Incremental Term Loan Financing”.
(4)	In connection with the consummation of the proposed AT&T Transaction, we expect to incur approximately $1.4 billion of Debt Financing, which we currently expect will include approximately $1.0 billion of additional revolving borrowings under our existing credit facility. To the extent that the aggregate net proceeds from this offering and the Mandatory Convertible Preferred Stock Offering are less than the aggregate amount set forth under “Use of Proceeds”, we expect to increase the amount of debt borrowed in the Debt Financing in order to effect the proposed AT&T Transaction. See “Prospectus Supplement Summary—Recent Developments— Financing Transactions”, “Use of Proceeds” and “Description of Indebtedness”.
(5)	The Incremental Term Loans consist of $800.0 million of incremental tranche B term loans. As of June 30, 2013, after giving effect to the Incremental Term Loans, we had $2.4 billion tranche B term loans that will mature in January 2019. See “Prospectus Supplement Summary—Recent Developments—Recent Incremental Term Loan Financing”.
(6)	Includes Senior Secured Notes, Series 2009-1, Class A-1 and Senior Secured Notes, Series 2009-1, Class A-2.
(7)	Excludes Senior Secured Notes, Series 2009-1, Class A-2 that have been repurchased by the Company. As of June 30, 2013, we had repurchased and held approximately $5.0 million of Senior Secured Notes, Series 2009-1.
(8)

If the WCP notes are not repaid in full by their respective rapid amortization dates in 2017, then substantially all of the cash flows of the issuers of such WCP notes must be applied to make principal payments on the applicable WCP notes thereafter. In addition, if the WCP notes are not repaid in full by their anticipated repayment dates, then the interest rates on the applicable WCP notes will increase by (x) from and including November 15, 2015 to but excluding November 15, 2017, 5% per annum and (y) from and including November 15, 2017, the rate determined by the servicer for the WCP notes to be the greater of (i) 5% per annum and (ii) the amount, if any, by which the sum of the following exceeds the applicable note rate for such WCP note: (A) the yield to maturity on November 15, 2017 of the United States treasury security having a term closest to seven years, plus (B) 5%, plus (C) the applicable Post-RAD Note Spread applicable to such WCP note.
(9)	If the Senior Secured Tower Revenue Notes are not repaid in full by their respective anticipated repayment dates in 2015, 2017 and 2020, as applicable, then substantially all of the cash flows of the issuers of such notes must be applied to make principal payments on the applicable Senior Secured Tower Revenue Notes thereafter. In addition, if the Senior Secured Tower Revenue Notes are not repaid in full by their anticipated repayment dates, then the interest rates on the applicable Senior Secured Tower Revenue Notes will increase by the greater of (i) 5% per annum over their current rates or (ii) the amount, if any, by which the sum of the following exceeds the note rate for a class of Senior Secured Tower Revenue Notes: the yield to maturity on the applicable anticipated repayment date of the United States treasury security having a term closest to 10 years, plus 5%, plus the post-anticipated repayment date spread for such class of Senior Secured Tower Revenue Notes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the New York Stock Exchange under the symbol “CCI”. The following table sets forth, for the periods indicated, the high and low last sale prices per share of common stock as reported on the New York Stock Exchange and dividends paid per share.

	High	Low	Quarterly Cash Dividend Per Share of Common Stock
Fiscal year ended December 31, 2011
First quarter	$46.27	$36.38	$—
Second quarter	$44.49	$39.74	$—
Third quarter	$44.80	$37.53	$—
Fourth quarter	$44.92	$38.70	$—
Fiscal year ended December 31, 2012
First quarter	$55.99	$44.62	$—
Second quarter	$59.26	$51.86	$—
Third quarter	$66.11	$57.60	$—
Fourth quarter	$72.30	$63.42	$—
Fiscal year ending December 31, 2013
First quarter	$75.13	$66.66	$—
Second quarter	$79.77	$67.33	$—
Third quarter	$77.36	$67.44	$—
Fourth quarter (through October 22, 2013)	$76.81	$70.26	$—

On October 22, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $74.87 per share. As at October 18, 2013, there were 292,671,874 shares of our common stock issued and outstanding.

To date, we have never declared or paid cash dividends on our common stock. It has been our policy to utilize our net cash provided by operating activities to engage in discretionary investments, such as those discussed in “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference.

In September 2013, we announced that we are commencing the steps necessary to reorganize to qualify as a REIT for U.S. federal income tax purposes. We expect to elect to be taxed as a REIT beginning with the taxable year commencing January 1, 2014.

To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Our determination as to the timing and amount of future dividends will be based on a number of factors, including investment opportunities around our core business and the availability of our existing federal net operating losses of approximately $2.7 billion to reduce our taxable income. We do not expect to pay a “purging” dividend prior to our REIT conversion.

On October 21, 2013, we announced our expectation, subject to the successful completion and financing of the AT&T Transaction, to initiate a quarterly dividend on shares of our common stock of $0.35 per share beginning in the first quarter of 2014. We expect to continue to utilize our cash flow after dividends in a manner consistent with our past practice of investing in acquisitions, the construction of new sites (including small cell networks), land purchases and the purchase of our own securities, including shares of our common stock. The declaration, amount and payment of dividends, pursuant to our dividend policy, are subject to the determination of our board of directors based on then-current and anticipated future conditions, including our earnings, net cash provided by operating activities, capital requirements, financial condition, our relative market capitalization, our existing federal net operating losses and other factors deemed relevant by our board of directors. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy” and “Risk Factors—Risks Related to Our Planned REIT Conversion”.

Our ability to declare and pay dividends may be limited by the terms of our debt instruments under certain circumstances.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends and the excess (deficiency) of our earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2013
	(dollars in thousands)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends and Losses on Purchases of Preferred Stock	—	—	—	1.2	1.1	1.3
(Deficiency) Excess of Earnings to Cover Combined Fixed Charges and Preferred Stock Dividends and Losses on Purchases of Preferred Stock	$(174,025)	$(211,329)	$(358,911)	$156,602	$95,863	$123,590

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) from continuing operations before income taxes plus fixed charges and less interest capitalized. Fixed charges consist of interest expense, the estimated interest component of operating lease expense, amortization of premiums, discounts and capitalized expenses related to indebtedness and dividends on preferred stock.

DESCRIPTION OF COMMON STOCK

The following is a description of certain general terms and provisions of our common stock. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s Amended and Restated Certificate of Incorporation (“Charter”) and by-laws, as heretofore amended (“by-laws”), and the General Corporation Law of the State of Delaware (“DGCL”). Copies of our Charter and by-laws have been filed or incorporated by reference as exhibits to SEC filings incorporated by reference in this prospectus supplement.

The information appearing under this caption “Description of Common Stock” supplements and, to the extent inconsistent, replaces the information appearing in the accompanying prospectus under the caption “Description of Capital Stock”. For a general description of certain terms and provisions of our preferred stock, see “Description of Capital Stock—Preferred Stock” in the accompanying prospectus and “Description of Mandatory Convertible Preferred Stock” in this prospectus supplement.

The Mandatory Convertible Preferred Stock will be a series of our preferred stock (as described in the accompanying prospectus under “Description of Capital Stock—Preferred Stock”) and will impact the rights of holders of our common stock. For a description of certain of the expected terms of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock”. For additional information, see “Risk Factors—Risks Related to Our Planned REIT Conversion—If we fail to pay scheduled dividends on the Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT” and “Risk Factors—Risks Relating to Ownership of Our Common Stock—Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation”. You should read the following description of our common stock in light of this information and the other information under “Risk Factors” in this prospectus supplement.

General

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of October 18, 2013, there were 292,671,874 shares of our common stock outstanding and no shares of preferred stock outstanding. Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “CCI”.

There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Voting Rights

Each share of common stock is entitled to one vote. Our common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the DGCL. See also “—Amendment to Declassify Our Board of Directors and Related Provisions” below.

Dividends and Liquidation Rights

Each share of common stock is entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for that purpose, subject to certain rights of holders of preferred stock. See “Prospectus Supplement Summary—Recent Developments—Announcement of Dividend Policy”. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Amendment to Declassify Our Board of Directors and Related Provisions

On May 23, 2013, at the annual meeting of stockholders, the Company’s stockholders approved an amendment to Article VII of our Charter to declassify our board of directors and provide for the annual election of directors. Pursuant to the amendment, such declassification will be phased in commencing with the 2014 annual meeting of stockholders and result in the board being fully declassified (and all members of our board of directors standing for annual elections) commencing with the 2016 annual meeting of stockholders. The Charter amendment became effective upon the filing of a Certificate of Amendment of the Charter with the Secretary of State of the State of Delaware on May 24, 2013.

The Charter provides that any director, except for directors who may be elected by the holders of any series of preferred stock, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. However, any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class of directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. “Voting Stock” is defined in our Charter as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock.

For additional and more detailed information, please see our Current Report on Form 8-K filed with the SEC on May 28, 2013, and the exhibits filed therewith, which is incorporated by reference herein. See “Where You Can Find More Information”.

Anti-takeover Provisions in Our Charter and By-laws

Stockholders’ rights and related matters are governed by the DGCL, our Charter and our by-laws. Certain provisions of our Charter and by-laws, descriptions of which are summarized or otherwise incorporated within this prospectus supplement and the accompanying prospectus, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

Ownership Limitations and Transfer Restrictions to be Implemented in Connection with Our Planned REIT Conversion

Our Charter does not currently contain REIT-related limitations on the ownership and restrictions on the transfer of our capital stock. During 2014 (and following the effective date of our election to be taxed as a REIT), we intend to pursue the adoption (which may be effected by merger or otherwise) of customary REIT-related ownership limitations and transfer restrictions in our Charter (or the certificate of incorporation or other equivalent governing document of a successor entity) in order to protect our ability to remain qualified as a REIT. The actual provisions that we ultimately propose will depend on a number of considerations, and those proposed provisions will be subject to approval by our board of directors and, ultimately, a vote of our common stockholders. See “Risk Factors—Risks Related to Our Planned REIT Conversion—We expect to adopt certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock”.

DESCRIPTION OF INDEBTEDNESS

Crown Castle’s Debt

For information concerning our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities” in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement and note 6 to our consolidated financial statements included in such Form 10-K. You should read this information in conjunction with (1) the sections entitled “Prospectus Supplement Summary”, “Risk Factors” and “Capitalization” included in this prospectus supplement, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, each incorporated by reference in this prospectus supplement, (3) our Current Report on Form 8-K filed with the SEC on August 22, 2013, and the exhibits filed therewith, which is incorporated by reference in this prospectus supplement and (4) the consolidated financial statements of Crown Castle and the related notes incorporated by reference into this prospectus supplement.

We expect to borrow or otherwise incur Debt Financing, including additional borrowings under our revolving credit facility, to finance the AT&T Transaction. We expect such debt to be issued or borrowed pursuant to a separate offering or pursuant to the terms of our existing credit facility, and such debt is not being offered pursuant to this prospectus supplement. We expect such debt to have terms generally consistent with our existing indebtedness. However, if any of the financing transactions are not completed or the aggregate net proceeds from the financing transactions are less than the amounts indicated in the section entitled “Use of Proceeds”, and we are unable to obtain such additional Debt Financing prior to the closing of the AT&T Transaction, we have obtained committed financing in the form of a senior unsecured bridge loan as described below.

In connection with entering into the Master Agreement, we obtained a $3.4 billion bridge loan commitment to ensure financing for the AT&T Transaction. A portion of the bridge loan commitment is available to refinance certain of our outstanding indebtedness, which indebtedness would only be refinanced in connection with the AT&T Transaction to the extent necessary to allow us to access the entire amount of the remaining portion of the bridge facility and to draw our anticipated borrowings under our revolving credit facility. The bridge loan commitment will be reduced on a dollar-for-dollar basis by, among other things, the gross proceeds of this offering and the Mandatory Convertible Preferred Stock Offering that are in excess of $1.055 billion in the aggregate, and by the gross cash proceeds of any Debt Financing (other than borrowings under our revolving credit facility) not constituting borrowings under the bridge loan commitment. In addition, to the extent we consummate this offering, we would expect to separately terminate the portion of the bridge loan commitment related to the refinancing of existing indebtedness.

Borrowings under the bridge loan commitment, if any, will bear interest at a rate equal to the Adjusted LIBOR plus a margin of 5.25% per annum, which margin will increase by 50 basis points at the end of each three-month period through, but not including, the initial bridge maturity date (subject to an overall cap). For these purposes, “Adjusted LIBOR” is the greater of (a) 0.75% and (b) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for such three-month period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen). Borrowings under the bridge loan commitment, if any, will initially mature on the date that is 364 days after the bridge funding date, subject to rolling over to extended term loans (or exchange notes) with a maturity on the eighth anniversary of the bridge funding date.

The bridge loan commitment will expire if we do not make any borrowings thereunder on the earliest to occur of (i) the consummation of the AT&T Transaction, (ii) the termination of the Master Agreement and (iii) April 16, 2014 (or, July 15, 2014, if the Termination Date (as defined in the Master Agreement) is extended for reasons relating to regulatory matters pursuant to the Master Agreement). The bridge loan commitment contains, and the credit agreement in respect of the bridge loan commitment, if any, is expected to contain, certain customary conditions to funding.

We will pay certain customary commitment fees and, in the event we make any borrowings, funding and other fees in connection with the bridge loan commitment.

Although we do not currently expect to make any borrowings under the bridge loan commitment, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the bridge loan commitment if any of the financing transactions are not completed or generate significantly less net proceeds than contemplated by this prospectus supplement.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

Concurrently with this offering of shares of our common stock, pursuant to a separate prospectus supplement, we are offering 8,500,000 shares of our Mandatory Convertible Preferred Stock (or 9,775,000 shares, if the underwriters in the Mandatory Convertible Preferred Stock Offering exercise their option to purchase additional shares in full). The Mandatory Convertible Preferred Stock will be a series of our preferred stock, par value $0.01 per share, described in the accompanying prospectus. Each share of the Mandatory Convertible Preferred Stock will have a liquidation preference of $100.00 per share plus accrued and declared and unpaid dividends.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock or by delivery of any combination of cash and shares of our common stock on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2014, and to, and including, November 1, 2016.

Each share of the Mandatory Convertible Preferred Stock will, unless previously converted, automatically convert on November 1, 2016, into between 1.0811 and 1.3513 shares of our common stock, subject to anti-dilution and other adjustments.

The holders of the Mandatory Convertible Preferred Stock will not have voting rights except as described below and as specifically required by Delaware law from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual or at a special meeting of stockholders, to fill such newly created directorships by electing two additional directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors. In the event of a nonpayment, the holders of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of stockholders be called to elect such preferred stock directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors, to the extent otherwise permitted by our bylaws, will be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The preferred stock directors will stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.

As used in this prospectus supplement, “voting preferred stock” means any series of our preferred stock, in addition to the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum (which may include shares of our common stock) sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

The Mandatory Convertible Preferred Stock will have certain other voting rights with respect to certain amendments to our Charter and certain other transactions as described in the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock.

The foregoing information concerning the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, a copy of which has been or will be incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under “Where You Can Find More Information”. In addition, a description of the proposed Mandatory Convertible Preferred Stock is set forth in the separate prospectus supplement pursuant to which such preferred stock is being offered. For additional information concerning the general terms of our preferred stock, please see “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock as of the date hereof and as of January 1, 2014 assuming we make a valid REIT election for the 2014 taxable year. For purposes of this section, references to “Crown Castle”, “we”, “our” and “us” refer to Crown Castle or any successor entity to Crown Castle. This summary is based upon the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	passive foreign investment companies;

•	controlled foreign corporations;

•	companies that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates;

•	former long-term permanent residents of the United States;

•	partnerships, other pass-through entities and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock in connection with employment or other performance of services;

•	persons holding our stock as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or other integrated investment; and, except to the extent discussed below:

•	real estate investment trusts;

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

Your federal income tax consequences may depend on whether or not you are a “U.S. stockholder”. For purposes of this summary, a “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “non-U.S. stockholder” is any holder of our common stock other than a partnership or U.S. stockholder. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

TAXATION OF NON-U.S. STOCKHOLDERS PRIOR TO AN ELECTION TO BE TAXED AS A REIT

Taxation of Non-U.S. Stockholders

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. stockholder as of the date hereof and prior to the effective date of our expected election to be taxed as a REIT for U.S. federal income tax purposes.

Distributions. Generally, any distributions we make to a non-U.S. stockholder with respect to such holder’s shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Any distribution to the extent not constituting a dividend will be treated first as reducing the basis in such non-U.S. stockholder’s shares of our common stock and, to the extent it exceeds basis, as capital gain. As long as our common stock is “regularly traded” on an established securities market, such distributions that exceed our current and accumulated earnings and profits will generally not be subject to U.S. federal income tax or withholding tax for a non-U.S. stockholder except to the extent that the non-U.S. stockholder owned more than 5% of our common stock at any time during a specific testing period. Non-U.S. stockholders that owned more than 5% of our common stock are urged to consult their own tax advisors regarding the consequences to them of distributions that exceed our earnings and profits.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. stockholder within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. stockholder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. stockholder were a U.S. person defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. stockholder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. stockholders that are pass-through entities rather than corporations or individuals.

A non-U.S. stockholder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions of Common Stock. Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. stockholder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder);

•	the non-U.S. stockholder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” as described under Section 897 of the Code for U.S. federal income tax purposes.

An individual non-U.S. stockholder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. stockholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. stockholder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

A corporation is generally characterized as a “United States real property holding corporation” for U.S. federal income tax purposes if the fair market value of the U.S. real property interests owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the other assets used or held for use by the group in a trade or business. We believe we are a “United States real property holding corporation”. As a result, a non-U.S. stockholder generally will be subject to U.S. federal income tax at the regular graduated rates with respect to gain recognized on a sale or deemed disposition of shares of our common stock if such non-U.S. stockholder owned, actually or constructively, more than 5% of the total fair market value of our common stock at any time within the shorter of the five-year period ending on the date of disposition or the non-U.S. stockholder’s holding period.

Estate tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.

A non-U.S. stockholder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

TAXATION OF CROWN CASTLE FOLLOWING AN ELECTION TO BE TAXED AS A REIT

The summary under this heading “—Taxation of Crown Castle Following an Election to be Taxed as a REIT” will apply beginning on January 1, 2014, assuming we make a valid REIT election for the 2014 taxable year.

We expect to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2014, upon the filing of our U.S. federal income tax return for such year. We believe that, as of January 1, 2014, we will be organized, and as of such date we expect to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

We have received opinions from our Special Tax Counsel to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT, commencing with our taxable year ending December 31, 2014. It must be emphasized that the opinions of Special Tax Counsel are based on various assumptions relating to our organization and operation, and are conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Special Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinions are each expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Special Tax Counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General”. While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify”.

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Stockholders Following an Election to be Taxed as a REIT—Taxation of Taxable U.S. Stockholders—Distributions”.

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders Following an Election to be Taxed as a REIT—Taxation of Taxable U.S. Stockholders—Distributions”.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General”.

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, including assets owned by us at the effective date of our election to be taxed as a REIT, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs may be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts, franchise and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, we expect will be 2014). We anticipate that we will put limitations and restrictions into place regarding the ownership and transfer of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. See “Risk Factors—Risks Related to Our Planned REIT Conversion—We expect to adopt certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock”. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary”, that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries”.

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Income Tests” and “—Asset Tests”.

Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to declare and pay dividends to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income such as certain fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s length basis.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions”, discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property”, gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property”. For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property”. Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We believe that substantially all of the services we render at our tower sites will be of the type that are usually or customarily performed in connection with the rental of tower space and are not primarily for the benefit or convenience of our tenants. Therefore, we believe that our provision of these services will not cause rents received with respect to our properties to fail to qualify as “rents from real property”. We intend to cause any services that are not “usually or customarily rendered”, or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor”. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income. Certain fee income that we may earn will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets”, cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt”, which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests”. In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to declare and pay dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

1.	the sum of

a.	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

b.	90% of our after tax net income, if any, from foreclosure property (as described below); minus

2.	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

We generally must declare and pay these dividends in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These dividends will be treated as received by our stockholders in the year in which paid. In order for dividends to be counted as satisfying the annual dividend requirements for REITs, and to provide us with a REIT-level tax deduction, the dividends must not be “preferential dividends”. A dividend is not a preferential dividend if the dividend is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than pay as dividends, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

We have approximately $2.7 billion federal net operating loss carryforwards, which we may use to reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. See “—Taxation of Stockholders Following an Election to be Taxed as a REIT—Taxation of Taxable U.S. Stockholders—Distributions”.

If we fail to declare and pay dividends during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that in the future, our REIT taxable income will be less than our cash flow because of our existing net operating loss carryfowards as well as depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the dividend requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than pay it as a dividend, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the dividend requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the dividend requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests”.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct dividends paid to stockholders in any year in which we are not a REIT, nor would we be required to declare and pay dividends in such a year. In this situation, to the extent of current and accumulated earnings and profits, dividends paid to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

TAXATION OF STOCKHOLDERS FOLLOWING AN ELECTION TO BE TAXED AS A REIT

Taxation of Taxable U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders following the effective date of an election to be taxed as a REIT.

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code, which treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of Crown Castle Following an Election to be Taxed as a REIT—Annual Distribution Requirements”. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Crown Castle Following an Election to be Taxed as a REIT—Annual Distribution Requirements”. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters”, are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Medicare 3.8% Tax on Investment Income. Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders following the effective date of an election to be taxed as a REIT.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will generally not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder’s proportionate share of our earnings and profits, plus (ii) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends”, for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity”. A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period. We anticipate implementing restrictions designed to protect our status as a “domestically controlled qualified investment entity”, and we intend to be a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded”, as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock any time during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to tax-exempt stockholders following the effective date of an election to be taxed as a REIT.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT”. We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test and (ii) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

OTHER TAX CONSIDERATIONS

Foreign Account Tax Compliance Act.

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Our foreign subsidiaries most likely will be subject to foreign income taxation. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as book-running managers and representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective numbers of common stock set forth below:

Name	Number of Shares
Morgan Stanley & Co. LLC	8,447,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	8,447,000
J.P. Morgan Securities LLC	8,447,000
Barclays Capital Inc.	2,520,000
SunTrust Robinson Humphrey, Inc.	1,627,000
Credit Agricole Securities (USA) Inc.	1,252,000
RBC Capital Markets, LLC	1,252,000
RBS Securities Inc.	1,252,000
TD Securities (USA) LLC	1,252,000
Mitsubishi UFJ Securities (USA), Inc.	626,000
Deutsche Bank Securities Inc.	500,000
PNC Capital Markets LLC	252,000
SMBC Nikko Securities America, Inc.	126,000

Total	36,000,000

The underwriters are offering the common stock subject to their acceptance of the common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock are subject to, among other things, the approval of certain legal matters by their counsel and other conditions. The underwriters are obligated to take and pay for all the common stock if any are taken. However, the underwriters are not required to take or pay for the common stock covered by the underwriters’ option to purchase additional shares of our common stock described below.

The underwriters initially propose to offer some of the shares of common stock directly to the public at the public offering price shown on the cover page of this prospectus supplement and some of the shares of common stock to certain dealers at that price less a concession not in excess of $0.99 per share. After the initial offering of the common stock, the offering price and other selling terms of the common stock may from time to time be varied by the underwriters.

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 5,400,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions and less an amount per share equal to any dividends that are paid or payable by us on the common stock reflected in the preceding table but that are not payable on the common stock purchased on exercise of that option. To the extent the option is exercised, each underwriter will become obligated, subject to conditions, to purchase approximately the same percentage of the additional shares of common stock being purchased as the number of shares of common stock listed next to such underwriter’s name in the table above bears to the total number of common stock listed next to the names of all underwriters in such table.

The following table shows the per share and total public offering price of our common stock, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase additional shares of common stock described above.

	Per Share	Total
		No Exercise	Full Exercise
Price to the public	$74.00	$2,664,000,000	$3,063,600,000
Underwriting discounts and commissions	$1.961	$70,596,000	$81,185,400
Proceeds to Crown Castle International Corp. (before expenses)	$72.039	$2,593,404,000	$2,982,414,600

We estimate that the expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $5.0 million.

Each of us, our executive officers and our directors has agreed that, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and J.P. Morgan Securities LLC, we, he or she will not, during the period ending 90 days after the date of this prospectus supplement (the “Lockup Period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•	in the case of us (including our subsidiaries), file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The restrictions described in the preceding sentence do not apply to:

•	the sale by us of shares of our common stock to the underwriters;

•	the sale by us of the Mandatory Convertible Preferred Stock in the Mandatory Convertible Preferred Stock Offering and the issuance of common stock upon conversion of the Mandatory Convertible Preferred Stock;

•	the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which has been disclosed in this prospectus supplement;

•	the issuance by us of equity awards pursuant to our currently existing employee benefit plans;

•	the establishment of a trading plan pursuant to Rule 10b5-1 (a “10b5-1 Plan”) under the Exchange Act for the transfer of shares of our common stock, provided that (x) such plan does not provide for the transfer of shares of our common stock during the Lock-Up Period and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required to be made, or is voluntarily made regarding the establishment of such 10b5-1 Plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such 10b5-1 Plan during the Lock-Up Period;

•	the filing by us with the SEC of a registration statement on Form S-8 with respect to shares of our common stock issued or issuable under any of our currently existing employee benefit plans;

•	the issuance by us of securities in connection with joint ventures, commercial relationships or other strategic transactions; provided that (i) the aggregate number of shares of the common stock to be issued in all such transactions does not exceed 10% of our outstanding common stock after this offering and (ii) the recipient agrees to be bound by the restrictions listed above with respect to the days remaining in the Lock-Up Period;

•	transactions by our executive officers and directors relating to common stock or other securities acquired in open market transactions after completion of this offering;

•	transfers of shares of our common stock or any security convertible into shares of our common stock by our executive officers and directors as a bona fide gift to a charitable organization in an amount not to exceed 15,000 shares of our common stock for each such executive officer and director;

•	transfers of shares of our common stock or any security convertible into shares of our common stock by our executive officers and directors by will or intestacy, or as a bona fide gift, provided that each such transferee or donee agrees to the restrictions listed above that are applicable to the transferor and no filing on the part of any such executive officer or director reporting a reduction in beneficial ownership under Section 16(a) of the Exchange Act is required or voluntarily made during the Lock-Up Period in connection with such transfer;

•	pledges or grants of a security interest in shares of our common stock or any security convertible into shares of our common stock for a bona fide loan or other extension of credit (including any subsequent transfer of such shares of our common stock or security convertible into shares of our common stock to such lender or collateral agent or other person in connection with the exercise of remedies under such loan or extension of credit) provided that each such lender, collateral agent or other person agrees to the restrictions listed above that are applicable to the transferor and no filing on the part of any such executive officer or director reporting a reduction in beneficial ownership under Section 16(a) of the Exchange Act is required or voluntarily made during the Lock-Up Period in connection with such transfer;

•	distributions of shares of our common stock or any security convertible into shares of our common stock by our executive officers and directors to general or limited partners, members or stockholders of such person, provided that such distributee agrees to be bound by the restrictions listed above that are applicable to the distributor and no filing on the part of any such executive officer or director reporting a reduction in beneficial ownership under Section 16(a) of the Exchange Act is required or voluntarily made during the Lock-Up Period in connection with such distribution;

•	transfers of shares of our common stock by any of our executive officers and directors to any trust the beneficiaries of which are directly or indirectly exclusively such executive officers and directors or members of the immediate family of such executive officers and directors, provided that each such transferee agrees to the restrictions listed above that are applicable to the transferor and no filing on the part of any such executive officer or director reporting a reduction in beneficial ownership under Section 16(a) of the Exchange Act is required or voluntarily made during the Lock-Up Period in connection with such distribution;

•	the sale of shares of our common stock by any of our executive officers and directors pursuant to any 10b5-1 Plan in existence as of the date of this prospectus supplement;

•	the exercise or vesting of any equity awards issued to our executive officers and directors pursuant to our currently existing employee benefit plans, provided that the underlying shares of common stock continue to remain subject to the restrictions listed above; or

•	transfers to us by our executive officers and directors to satisfy tax withholding obligations upon the exercise or vesting of any grants issued pursuant to our currently existing employee benefit plans.

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate this offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may sell more shares of our common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of our common stock available for purchase by the underwriters under the underwriters’ option to purchase additional shares of our common stock described above. The underwriters can close out a covered short sale by exercising that option or purchasing shares of our common stock in the open market. In determining the source of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of common stock compared to the price available under that option. The underwriters may also sell shares of our common stock in excess of that option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of business, the underwriters and/or their affiliates have provided and may in the future continue to provide investment banking, commercial banking, financial advisory and other financial services to us and our subsidiaries for which they have received and may in the future receive compensation. In that regard, certain of the underwriters or their affiliates are lenders under our senior secured credit facilities. Affiliates of certain underwriters serve other roles under our senior secured credit facilities. The underwriters or their affiliates may in the future be lenders under our senior secured credit facilities or serve other roles under our senior secured credit facilities. Affiliates of the underwriters have also entered into a commitment to act as lenders under our proposed $3.4 billion bridge loan commitment described under “Description of Indebtedness”.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of ours or our subsidiaries. Certain of the underwriters or their affiliates that have lending relationships with us or our subsidiaries may also choose to hedge their credit exposure to us or our subsidiaries, as the case may be, consistent with their customary risk management policies. Typically those underwriters and their affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in securities of ours or our subsidiaries, including potentially the common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instrument.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Crown Castle for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purpose of this provision, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (including amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to such underwriter or us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers (as defined by the DFSA). The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to this offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the shares of our common stock will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas, will act as counsel for the underwriters. Each of Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, and Cravath, Swaine & Moore LLP, New York, New York, has acted as Special Tax Counsel to us in connection with this offering.

EXPERTS

Our consolidated financial statements and schedule as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2012, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, and the audited historical Statement of Revenue and Certain Expenses of T3 Sites included in Exhibit 99.1 of our Current Report on Form 8-K/A dated December 21, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements and schedule for the year ended December 31, 2010 have been incorporated by reference herein and in the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available through the investor relations section of our website at http://investor.crowncastle.com. Except for documents incorporated by reference into this prospectus supplement and the accompanying prospectus as described below, no information in, or that can be accessed through, our website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information should be considered as part of this prospectus supplement.

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus supplement has been completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K or Rule 406T of Regulation S-T, which is not deemed filed under the Exchange Act). This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013;

•	our Definitive Proxy Statement filed April 8, 2013;

•	our Current Reports on Form 8-K filed November 30, 2012 (as amended by Amendment No. 1 to such Form 8-K, filed on Form 8-K/A on, December 21, 2012), January 11, 2013, February 27, 2013, April 24, 2013 (relating to Items 1.01, 2.03 and 9.01), May 28, 2013 (as amended by Amendment No. 1 to such Form 8-K, filed on Form 8-K/A on, May 29, 2013), August 22, 2013, September 9, 2013 and October 21, 2013 relating to the AT&T Transaction (relating to Items 1.01 and 9.01 (other than Exhibit 99.1)); and

•	the “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 to Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 to Form S-4 filed with the SEC on November 29, 2006, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on January 16, 2009, and any other amendments and reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner of shares of our capital stock, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement and the accompanying prospectus by reference. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Crown Castle International Corp., 1220 Augusta Drive, Suite 600, Houston, Texas 77057, (713) 570-3000, or you may visit the investor relations section of our website at http://investor.crowncastle.com for copies of any such document.

This prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular prospectus supplement. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

CROWN CASTLE INTERNATIONAL CORP.

Debt Securities

Preferred Stock

Common Stock

Warrants

The securities covered by this prospectus may be sold from time to time by Crown Castle International Corp. In addition, selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts as are set forth in such prospectus supplement. We may, and any selling security holder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holder.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our common stock is traded on the New York Stock Exchange under the symbol “CCI.”

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution” on page 23. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors ” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” using the “shelf” registration process. Under the shelf registration process, we, or certain of our security holders, may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we or a selling security holder may offer. Each time we, or, under certain circumstances, our security holders, sell securities in a manner not described herein, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus, unless the context otherwise requires, the terms “Crown Castle,” “we,” “our,” “our company,” “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, whose shares of common stock are publicly traded on the New York Stock Exchange under the symbol “CCI,” and its subsidiaries.

References to “securities” include any security that we or our security holders might sell under this prospectus or any prospectus supplement.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and the sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

THE COMPANY

We own, operate and lease shared wireless infrastructure, including: (1) towers and other structures, such as rooftops (collectively, “towers”), (2) small cell solutions and technologies (collectively, “Small Cells”), including distributed antenna systems (“DAS”) (a network of antennas for the benefit of wireless carriers which is connected by fiber to communication hubs designed to facilitate wireless communications), and (3) interests in land, including ground lease related assets, under third party towers in various forms (“third party land interests”) (unless the context otherwise suggests or requires, references herein to “wireless infrastructure” include towers, Small Cells and third party land interests). As of December 31, 2011, we owned, leased or managed approximately 23,800 towers, including approximately 22,200 towers in the United States, including Puerto Rico, and approximately 1,600 towers in Australia. As of December 31, 2011, we owned, leased or managed approximately 800 DAS antenna locations, primarily located outdoors, and approximately 150 third party land interests. As of December 31, 2011, we owned in fee or had perpetual or long-term easements in the land and other property interests on which approximately 34% of our site rental gross margin is derived, and we leased, subleased or licensed the land interests on which approximately 65% of our site rental gross margin is derived. In addition, as of December 31, 2011, we managed approximately 600 towers owned by third parties. Our customers include many of the world’s major wireless communication companies, including Verizon Wireless, AT&T, Sprint Nextel and T-Mobile in the United States and Telstra, Optus and a joint venture between Vodafone and Hutchison in Australia.

Our core business is renting space or physical capacity on our towers, Small Cells and, to a lesser extent, third party land interests (collectively, “site rental business”) under long-term contracts in various forms. Our wireless infrastructure can accommodate multiple customers for antennas and other equipment necessary for the transmission of signals for wireless communication devices. Our site rental revenues are derived from this core business, which we are seeking to grow by adding more tenants on our wireless infrastructure. Revenues derived from our site rental business represented approximately 91% of our 2011 consolidated revenues.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of December 31, 2011, approximately 54% and 71% of our towers in the United States and Puerto Rico were located in the 50 and 100 largest United States basic trading areas, respectively, with a significant presence in 92 of the top 100 United States basic trading areas. In Australia, 58% of our towers are located in seven major metropolitan areas.

To a lesser extent, we also provide certain network services relating to our wireless infrastructure, primarily consisting of antenna installation and subsequent augmentation, as well as additional site development services relating to existing and new antenna installations on our wireless infrastructure.

Our principal executive offices are located at 1220 Augusta Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000. We maintain an internet website at www.crowncastle.com. The information contained in or connected to our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in securities issued by Crown Castle described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained in this prospectus or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These forward-looking statements, including those relating to future business prospects, revenues and income, wherever they occur in this prospectus or documents incorporated by reference in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include those factors described in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

Words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the other documents incorporated by reference herein. Readers also should understand that it is not possible to predict or identify all such factors and that the risk factors as listed in our filings with the SEC should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, repayment of indebtedness, the financing of possible acquisitions and investments or for such other purposes as may be specified in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder to be named in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

(DOLLARS IN THOUSANDS)

The following table sets forth our ratio of earnings to fixed charges, the excess (deficiency) of our earnings to cover fixed charges, our ratio of earnings to combined fixed charges and preferred stock dividends and the excess (deficiency) of our earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2007	2008	2009	2010	2011
Ratio of Earnings to Fixed Charges	—	—	—	—	1.3

(Deficiency) Excess of Earnings to Cover Fixed Charges	$(318,409)	$(153,219)	$(190,523)	$(338,105)	$179,542

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	—	1.2

(Deficiency) Excess of Earnings to Cover Combined Fixed Charges and Preferred Stock Dividends	$(339,214)	$(174,025)	$(211,329)	$(358,911)	$156,602

For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating lease expense, amortization of deferred financing costs and dividends on preferred stock.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of Crown Castle. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or another trustee named in the prospectus supplement. A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, general obligations of Crown Castle and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt we have or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•

may be represented by one or more global notes registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may authenticate and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

•	the title of the debt securities of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

•	the price or prices of the debt securities of the series;

•

any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other debt securities of the series);

•	the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest, if any, shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of securities in registered form), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of securities in registered form) or the principal New York office of the trustee (in the case of securities in bearer form), where the principal, premium and interest with respect to debt securities of the series shall be payable or the method of such payment, if by wire transfer, mail or other means;

•

the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•

whether debt securities of the series are to be issued as securities in registered form or securities in bearer form or both and, if securities in bearer form are to be issued, whether coupons will be attached to them, whether securities in bearer form of the series may be exchanged for securities in registered form of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

•

if any debt securities of the series are to be issued as securities in bearer form or as one or more global securities representing individual securities in bearer form of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary bearer security of the series payable with respect to any interest payment date prior to the exchange of such temporary bearer security for definitive securities in bearer form of the series shall be paid to any clearing organization with respect to the portion of such temporary bearer security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary bearer security may be exchanged for one or more definitive securities in bearer form of the series;

•

the obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•

the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for any issuer’s common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•

if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•

if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

•	any changes or additions to the provisions of the indenture dealing with defeasance;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•

the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, are applicable and any corresponding changes to provisions of the indenture as then in effect;

•

any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest, if any, with respect to such debt securities due and payable;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

•	any trustee, authenticating or paying agent, transfer agent or registrar;

•

the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers or sales of assets;

•

the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to:

•	securities in bearer form;

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

•	debt securities with respect to which principal or interest is payable in a foreign or composite currency;

•

debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, or original issue discount debt securities; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Unless otherwise provided in the applicable prospectus supplement, securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

All funds that we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal, premium or interest shall have become due and payable will be repaid to us, and the holders of those debt securities or any related coupons will thereafter look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

The terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements, in all cases subject to any restrictions or limitations described in the prospectus supplement relating to such debt securities.

Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary, referred to as participants. Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

Payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the trustee, any paying agent or registrar for such debt securities nor any agent of ours or the trustee will have any responsibility or liability for:

•

any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests;

•	the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or its participants.

Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement. See “Limitations on Issuance of Securities in Bearer Form” below.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as securities in registered form). Individual debt securities of such series so issued will generally be issued:

•	as securities in registered form in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as securities in registered form;

•	as securities in bearer form in the denomination or denominations specified by us if the debt securities are issuable as securities in bearer form; or

•	as either securities in registered form or securities in bearer form as described above if the debt securities are issuable in either form.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries.

Events of Default

Each of the following constitutes an event of default under the form of indenture with respect to any series of debt securities:

•

default in payment of the principal or premium, if any, on the debt securities of that series, when such amount becomes due and payable at maturity, upon acceleration, required redemption or otherwise;

•	failure to pay interest on the debt securities of that series within 30 days of the due date;

•	failure to comply with the obligations described under “—Mergers and Sales of Assets” below;

•

failure to comply for 60 days after notice with any of our other agreements in the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities; or

•	certain events of bankruptcy, insolvency or reorganization affecting us.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under the fourth clause above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities notify us of the default and we do not cure such default within the time specified after receipt of such notice.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice to us (and to the trustee if such notice is given by the holders), may declare the principal amount of (or in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on the debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of, premium, if any, and accrued interest on the debt securities of that series shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture or debt securities at the request or direction of any of the holders of any series of debt securities, unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of such series of debt securities or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of a series has any right to institute any proceeding with respect to the indenture or debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to such series of debt securities;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security of such series for the enforcement of payment of the principal, premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

The indenture provides that if a default with respect to a series of debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the principal or premium, if any, upon acceleration, redemption or otherwise with respect to any debt security of a series when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders.

The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification and Waiver

Modifications and amendments of the indenture, any supplemental indenture and any series of debt securities may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected by such modification or amendment.

No such modification or amendment may, without the consent of each holder affected thereby,

•	make any change to the percentage of principal amount of debt securities of any series the holders of which must consent to an amendment;

•	reduce the principal amount of, premium, if any, or interest on, or extend the stated maturity or interest payment periods, of any debt security;

•	make any debt security payable in money or securities other than that stated in such debt security;

•	make any change that adversely affects such holder’s right to require us to purchase a debt security, if any;

•	impair the right to institute suit for the enforcement of any payment with respect to the debt securities;

•

in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	except as provided under “—Satisfaction and Discharge of the Indenture; Defeasance”, release any security that may have been granted with respect to the debt securities; or

•	waive a default in payment of principal of, premium, if any, or interest on the debt securities of a series or modify any provisions of the indenture relating to modification or amendment thereof.

Without the consent of any holder, we and the trustee may amend the indenture for one or more of the following purposes:

•

to evidence the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations in the indenture and in the debt securities;

•

to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our boards of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in respect of any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any series of debt securities to waive such default);

•

to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•

to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect in any material respect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•

to add to or change any of the provisions of the indenture to provide that securities in bearer form may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to securities in registered form or of principal, premium or interest with respect to securities in bearer form; or to permit securities in registered form to be exchanged for securities in bearer form, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder;

•

to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (a) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (b) become effective only when there is no such debt security outstanding;

•

to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; or

•	to establish the form or terms of debt securities and coupons of any series, as described under “—General” above.

Mergers and Sales of Assets

The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other items: (a) the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all of our obligations under all of the debt securities and the indenture; (b) we or such successor person shall not immediately thereafter be in default under the indenture; and (c) we shall have provided the trustee with an opinion of counsel and officer’s certificate confirming compliance with the indenture. Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under all debt securities and the indenture (except in the case of a lease).

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise provided for in the prospectus supplement, the indenture shall generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following descriptions set forth certain general terms of our common stock and our authorized but unissued preferred stock. The descriptions set forth below are not complete and are subject to, and qualified in their entirety by, our certificate of incorporation and by-laws, the Delaware General Corporation Law, or the DGCL, and, for any series of preferred stock, the certificate of designations relating to such particular series of preferred stock. The particular terms of any series of preferred stock offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to that series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. Copies of our certificate of incorporation and by-laws have been filed as exhibits to the registration statement filed with the SEC. You are urged to read our certificate of incorporation and by-laws in their entirety.

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of March 26, 2012, there were 292,929,097 shares of our common stock outstanding and no shares of preferred stock outstanding. Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “CCI.”

Common Stock

Voting Rights

Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the DGCL.

Dividends and Liquidation Rights

Each share of common stock is entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for that purpose, subject to approval of certain holders of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Under our certificate of incorporation, we may issue up to 20,000,000 shares of preferred stock in one or more series. Our board of directors is authorized, without any vote or action by our stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

Certificate of Incorporation and By-laws

Stockholders’ rights and related matters are governed by the DGCL, our certificate of incorporation and our by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

Classified Board of Directors and Related Provisions

Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock are divided into three classes of directors as nearly equal in number as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock.

No Stockholder Action by Written Consent; Special Meeting

The certificate of incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our secretary, chief executive officer or president at the direction of our board of directors under a resolution adopted by the board or by the chief executive officer.

These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year’s annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year’s annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors’ position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

Dilution

Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or of any other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

•	acquire a significant portion of our outstanding securities;

•	engage in any transaction which might result in a change of control of the corporation; or

•	enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

Amendments

Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions of our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, the issuance of stockholder rights, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board, but the board may alter, amend or repeal or adopt new by-laws in conflict with certain of the by-law provisions only by a two-thirds vote of the entire board.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL which generally prohibit certain transactions between a Delaware corporation and an interested stockholder for a period of three years after the date such interested stockholder acquired its stock, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder acquired shares;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

•

the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations of Directors’ Liability

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions will be to eliminate our rights and the rights of our stockholders (through stockholders’ derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Transfer Agent

The Transfer Agent and Registrar for the common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property) and the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures, and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

We may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling stockholder. We or any selling stockholder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and any selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities offered in this prospectus and any related prospectus supplement and certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

Our consolidated financial statements and schedule as of December 31, 2011, and for the year ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements and schedule as of December 31, 2010, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and through the investor relations section of our website at http://investor.crowncastle.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Definitive Proxy Statement filed April 11, 2011;

•	our Current Reports on Form 8-K filed January 12, 2012, February 3, 2012 and February 24, 2012; and

•

the “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 to Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 to Form S-4 filed with the SEC on November 29, 2006, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on January 16, 2009, and any other amendments and reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Crown Castle International Corp., 1220 Augusta Drive, Suite 500, Houston, Texas 77057, (713) 570-3000, or you may visit the investor relations section of our website at http://investor.crowncastle.com for copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.